Exhibit 99.1

NovaStar Financial Announces 2004 Results

As Mortgage Loan Portfolio Continues to Grow

KANSAS CITY, Mo. – February 8, 2005 – NovaStar Financial, Inc. (NYSE:NFI), a residential lender and mortgage Real Estate Investment Trust, reported 2004 net income available to common shareholders of $109 million, down 3 percent from record earnings of $112 million in 2003. Earnings per share were $4.24 in 2004, on a larger number of shares outstanding, down 14 percent from $4.91 per share in 2003. The company’s portfolio of mortgage loans under management increased to $12.2 billion at year-end 2004, up 69 percent from $7.2 billion a year earlier. Net interest income on the portfolio was $147 million for the full year, up 25 percent compared with $118 million in 2003.

Net income available to common shareholders in the fourth quarter of 2004 was $23 million, down 35 percent from $35 million a year earlier. Earnings per share were $0.85, down 41 percent from $1.45 per share in the prior-year period. Although market conditions and the interest rate environment in the fourth quarter of 2004 were more challenging than the very favorable conditions in 2003, NovaStar’s performance was solid. Net income for the 2004 fourth quarter represented a return on average common equity of 27.6 percent, compared with 52.5 percent for the comparable prior-year quarter.

“NovaStar again achieved significant growth in loans under management during the period, generating record portfolio income and dividends,” said Scott Hartman, Chief Executive Officer. “In addition, we made the key investments in personnel and infrastructure necessary to help us attain our goal of a $50 billion mortgage portfolio, he added.”

Highlights of fourth-quarter 2004 performance:

•	A quarterly dividend of $1.40 per common share, plus a special dividend of $1.25 per share, which were paid January 14, 2005, resulting in a record $6.75 per share of dividends distributed for 2004.

•	Production of $2.2 billion in nonconforming loans, up 41 percent from the fourth quarter of 2003.

•	Portfolio net interest income of $39 million, an increase of 27 percent from a year earlier.

•	Annualized return on average assets in the portfolio of 1.34 percent in the fourth quarter, compared with 1.88 percent on a smaller portfolio a year earlier.

Focus on Key Metrics

“Although 2004 presented challenges, our core business was strong. Buoyed by record production levels in the nonconforming mortgage market, we added $8.4 billion of value-creating assets to our mortgage portfolio, the most productive year in NovaStar’s history. As a result, the portfolio increased by 69 percent, leading to a 34 percent increase in dividends declared during the year,” said Greg Metz, Senior Vice President and Chief Financial Officer. “A volatile rate environment contributed to declines in earnings as measured by GAAP, because of non-cash impairments in our mortgage securities portfolio and the gain associated with securitization,” Metz added.

In addition to full reporting under GAAP, NovaStar began providing information in 2004 on key performance metrics related to shareholder value:

Summary of Key Performance Metrics

(unaudited)

	Fourth Quarter			Twelve Months Ended Dec. 31
(In thousands, except per share data)	2004	2003	Change	2004	2003	Change
Earnings (GAAP) & Dividends
Net Income available to common	$22,786	$35,208	-35%	$109,124	$111,996	-3%

EPS available to common (diluted)	$0.85	$1.45	-41%	$4.24	$4.91	-14%
Return on average equity	24.3%	52.5%		31.7%	46.3%
Return on average common equity	27.6%	52.5%		33.3%	46.3%

Dividends declared per common share	$2.65	$1.25	112%	$6.75	$5.04	34%

Lending & Originations
Nonconforming loan production	$2,235,029	$1,587,357	41%	$8,424,361	$5,250,978	60%
Cost of wholesale production	2.66%	2.42%		2.53%	2.40%

Portfolio Performance
Portfolio loans under management	$12,151,196	$7,206,113	69%	$12,151,196	$7,206,113	69%
Portfolio net interest income	39,271	30,979	27%	147,057	117,654	25%
Portfolio return on average assets	1.34%	1.88%		1.53%	2.25%

Common Stock Data
High market price per share	$56.82	$45.25		$67.49	$45.25
Low market price per share	$41.34	$29.87		$30.97	$14.30
Book value per common share (diluted)	$12.63	$11.94	6%	$12.63	$11.94	6%

In addition to GAAP earnings, NovaStar evaluates quarterly performance using core earnings, a management measure that adjusts net income and EPS to exclude quarterly timing differences due to the accounting treatment of hedging and mortgage loans. Core earnings for the fourth quarter of 2004 were $17.5 million, compared with $30.6 million a year earlier. Core earnings per share available to common shareholders were $0.65, compared with $1.26 a share a year earlier. The following table shows core earnings:

	Fourth Quarter			Twelve Months Ended Dec. 31
	2004	2003	Change	2004	2003	Change
Core Earnings (Adjusted from GAAP)
Core earnings (Net income excluding hedging gain/loss)	$17,539	$30,599	-43%	$106,552	$107,640	-1%
Core earnings per share available to common shareholders, fully diluted	$0.65	$1.26	-48%	$4.14	$4.72	-12%

Dividends and Forward-Looking Guidance

In December, the Board of Directors declared a fourth-quarter dividend of $1.40 per common share and a special dividend of $1.25 per common share, which were paid on January 14, 2005. A total of $6.75 in dividends were declared in 2004.

NovaStar has begun offering forward-looking guidance on dividends. Dividends are determined based on REIT tax requirements and business trends at the time, so the guidance is subject to change as necessary. NovaStar today affirmed its previous guidance that management expects regular quarterly dividends during 2005 to total at least $5.60 per share, based on current business trends and expected carryover of taxable income from 2004.

The IRS is currently considering the issuance of new regulations that could potentially change the timing recognition of taxable income on certain of the company’s mortgage securities. NovaStar is evaluating the impact of this potential change and expects to disclose a year-end estimate of taxable income for 2004 in its Form 10-K. Based on the final determination of 2004 taxable income, the company may be required to pay special dividends in 2005.

Loan Originations and Portfolio Growth

Nonconforming mortgage originations increased 60 percent to a record $8.4 billion in 2004. Approximately 65 percent of NovaStar’s nonconforming loans in 2004 came from independent mortgage brokers, 25 percent through retail offices and 10 percent from a growing network of correspondent lenders. The company originated $2.2 billion in the fourth quarter, up 41 percent from a year earlier.

NovaStar’s portfolio of loans under management grew to $12.2 billion on December 31, 2004, a 69% increase from a year earlier.

Securitization Shows Market Support

In support of its portfolio growth, NovaStar securitized $2.5 billion in nonconforming loans in the fourth quarter, retaining non-rated securities with attractive risk-adjusted yields. The company securitized $8.3 billion in loans during 2004.

“NovaStar continues to deliver mortgage deals that perform well for bondholders, allowing us to build successful relationships with leading investment banks and institutional investors. These mortgage-backed securities provide attractive returns for the investors who fund the continued growth of our portfolio and provide non-recourse, matched funding for our shareholders,” said Michael L. Bamburg, Senior Vice President and Chief Investment Officer.

Liquidity and Borrowing Capacity

NovaStar strengthened its liquidity in the fourth quarter by raising an additional $70 million in equity capital and issuing NIMs with net proceeds of $26 million. As of December 31, 2004, NovaStar had committed borrowing capacity of $3.7 billion from major lenders. Cash and available liquidity totaled $268 million.

Investor Conference Call

The NovaStar fourth-quarter investor conference call is scheduled for 3:30 p.m. Central Time (4:30 p.m. Eastern Time) on February 8, 2005. The conference call will be web cast live and will be archived on the company’s website. In order to participate in the call, contact 1-800-565-5442 approximately 15 minutes before the scheduled start of the call. For investors unable to participate in the live event, a replay will be available until February 15 at 1-888-203-1112. The conformation code for the replay is 919782.

About NovaStar

NovaStar Financial, Inc. (NYSE:NFI) is one of the nation’s leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, including quarterly portfolio data, please visit our website at www.novastarmortgage.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company’s mortgage loans, the availability of nonconforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company’s 2003 annual report on Form 10-K (available on the Company’s website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above will continue to be accurate in the future.

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424

Media Contact

Mike Enos

816.237.7597

NovaStar Financial Inc.

Reconciliation of GAAP Income to Core Income

(Dollars in thousands, except per share data)

	2003					2004
	1Q	2Q	3Q	4Q	Year	1Q	2Q	3Q	4Q	Year
Tax effected Net Mark to Market for derivatives in trading account	$(1,269)	$(2,116)	$(4,506)	$103	(7,789)	$(4,331)	$7,783	$(2,572)	$2,675	$3,556

GAAP Net Income	22,959	28,721	25,108	35,208	111,996	30,925	35,626	24,388	24,450	115,389
Preferred Dividend					—	(1,275)	(1,663)	(1,663)	(1,663)	(6,265)

GAAP Net Income Available to Common Shareholders	22,959	28,721	25,108	35,208	111,996	29,650	33,963	22,725	22,786	109,124

Mark to Market adjustment of Derivative Instruments - previous qtr.	(4,253)	(1,269)	(2,116)	(4,506)	(12,145)	103	(4,331)	7,783	(2,572)	984
Mark to Market adjustment of Derivative Instruments - current qtr.	1,269	2,116	4,506	(103)	7,789	4,331	(7,783)	2,572	(2,675)	(3,556)

Adjustment to Compute Core Income	(2,984)	847	2,390	(4,609)	(4,356)	4,433	(12,114)	10,355	(5,247)	(2,572)

Core Income Available to Common Shareholders (D)	19,975	29,568	27,498	30,599	107,640	34,083	21,849	33,080	17,539	106,552

Fully Diluted GAAP EPS	1.07	1.28	1.09	1.45	4.91	1.17	1.34	0.89	0.85	4.24
Fully Diluted Core EPS	0.93	1.32	1.19	1.26	4.72	1.35	0.86	1.30	0.65	4.14

Fully Diluted Shares	21,528	22,430	23,049	24,342	22,821	25,274	25,377	25,455	26,937	25,763

(D)

Core income is not a measure of income in accordance with generally accepted accounting principles (GAAP). It is calculated as GAAP income less net unrealized gains/losses on trading account derivatives, plus unrealized gains/losses on trading account derivatives from the previous reporting period. Management believes that core income can provide relevant information regarding the current earnings power of the company.

At the end of a reporting period, the Company holds mortgage loans awaiting securitization. The Company also holds derivative instruments, used to hedge interest rate risk in the mortgage loans. GAAP accounting standards require these mortgage loans to be carried on the balance sheet at the lower of cost or market, and any gain taken upon sale (next quarter). However, changes in value of the derivatives are recognized through the income statement. This creates a timing difference when the asset and hedge gain/loss are recognized in different periods.

The Company’s core income measure attempts to match the change in value of mortgage loans awaiting securitization with the change in value of derivative instruments used to hedge interest rate risk. Core income, as defined by the Company, excludes current period valuation adjustments to derivatives in its trading account and includes valuation adjustments to derivatives in its trading account from the prior reporting period. This adjustment to GAAP income essentially moves the gain/loss in its trading account derivatives into the following period when the mortgage loans being hedged are sold through securitization.

NovaStar Financial, Inc.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended					For the Twelve Months Ended
	12/31/2004		9/30/2004		12/31/2003(B)	12/31/2004		12/31/2003(B)
NovaStar Financial Inc. Income Statement Data
Interest income	$60,200		$59,789		$46,318	$224,024		$170,420
Interest expense	16,790		14,350		9,965	52,590		40,364
Fee income	29,556	(A)	24,692	(A)	15,620	102,756	(A)	68,341
Gains on sales of mortgage assets	21,581		46,415		36,343	144,950		144,005
Gains (Losses) on derivative instruments	8,914		(19,536)		1,493	(8,905)		(30,837)
Impairment on mortgage securities available-for-sale	(7,210)		(2,575)		—	(15,902)		—
General and administrative expenses	74,822	(A)	69,862	(A)	44,059	271,125	(A)	174,408
Income before tax expense (benefit)	22,931		24,364		43,900	124,873		134,856
Income tax expense (benefit)	(1,898)		(1,547)		8,692	5,376		22,860
Net income from continuing operations	24,829		25,911		35,208	119,497		111,996
Net loss from discontinued operations	(379)		(1,523)		—	(4,108)		—
Preferred dividends	(1,664)		(1,663)		—	(6,265)		—
Net income available to common shareholders	22,786		22,725		35,208	109,124		111,996

Basic earnings per share
Net income available to common shareholders from continuing operations	$0.87		$0.97		$1.49	$4.47		$5.04
Net loss from discontinued operations	$(0.01)		$(0.06)		$—	$(0.16)		$—
Net income available to common shareholders	$0.86		$0.91		$1.49	$4.31		$5.04
Diluted earnings per share
Net income available to common shareholders from continuing operations	$0.86		$0.95		$1.45	$4.40		$4.91
Net loss from discontinued operations	$(0.01)		$(0.06)		$—	$(0.16)		$—
Net income available to common shareholders	$0.85		$0.89		$1.45	$4.24		$4.91
Dividends declared per common share	$2.65		$1.40		$1.25	$6.75		$5.04	(C)
Dividends declared per preferred share	$0.56		$0.56		$—	$2.11		$—
Book value per diluted share	$12.63		$11.70		$11.94	$12.63		$11.94

(A)	A primary reason for the increase in these categories from the prior year is due to the addition of branches as operating units of the Company after December 31, 2003 that formerly operated under limited liability agreements.
(B)	Adjusted to reflect the change in accounting for stock based compensation as discussed in our earnings release dated December 17, 2003.
(C)	On January 29, 2003, a $0.165 special dividend related to 2002 taxable income was declared per common share.

	As of
	12/31/2004	9/30/2004	12/31/2003
NovaStar Financial, Inc. Balance Sheet Data
Mortgage loans - held for sale	$780,217	$1,026,776	$697,992
Mortgage loans - held in portfolio	59,527	65,833	94,717
Mortgage securities - available for sale	489,175	462,487	382,287
Total assets	1,895,079	1,894,857	1,399,957
Borrowings	1,295,422	1,414,184	1,005,516
Stockholders’ equity	427,489	376,125	300,224

	For the Three Months Ended			For the Twelve Months Ended
	12/31/2004	9/30/2004	12/31/2003	12/31/2004	12/31/2003
Other Data:
Servicing portfolio	$12,151,196	$11,073,505	$7,206,113	$12,151,196	$7,206,113
Loans sold for cash - Non-conforming wholesale	$—	$—	$—	$—	$151,210
Loans securitized	$2,500,000	$2,759,716	$1,668,780	$8,329,804	$5,319,435
Percent of securitized loans covered by mortgage insurance	45%	45%	58%	45%	58%
Weighted average coupon of mortgage loans held-for-sale	7.7%	7.6%	7.9%	7.7%	7.9%

NovaStar Financial, Inc.

LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Three Months Ended
	12/31/2004	As a % of Total	9/30/2004	As a % of Total	12/31/2003	As a % of Total
Non-conforming loan origination volume
Non-conforming
Wholesale	$1,485,429	66%	$1,561,414	64%	$1,041,705	65%
Correspondent/Bulk	313,838	14%	286,513	12%	74,049	5%
Retail	435,762	20%	579,485	24%	471,603	30%

Total non-conforming production volume	2,235,029	100%	2,427,412	100%	1,587,357	100%

# of funding days in the quarter	61		64		61

Average originations per funding day	$36,640		$37,928		$26,022

Retail loan origination volume
Non-conforming
Sold to non-affiliates	$432,532	31%	$514,949	29%	$371,174	20%
Retained by NMI	435,762	31%	579,485	33%	471,603	26%

Total non-conforming	$868,294	62%	$1,094,434	62%	$842,777	46%

Conforming	532,320	38%	671,711	38%	994,736	54%

Total retail production volume	$1,400,614	100%	$1,766,145	100%	$1,837,513	100%

NovaStar Financial, Inc.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(Unaudited)

	For the Three Months Ended 12/31/04
	Weighted Average Coupon	Weighted Average LTV	Weighted Average FICO	Percent of Total
Summary by Credit Grade
660 and above	7.06%	85.2%	700	30%
620 to 659	7.36%	83.4%	639	24%
580 to 619	7.80%	82.1%	599	19%
540 to 579	8.30%	78.9%	559	18%
539 and below	8.84%	77.7%	528	9%

	7.66%	82.4%	625	100%

Summary by Program Type
2-Year Fixed	7.80%	82.9%	612	67%
2-Year Fixed Interest-only	6.92%	82.9%	667	15%
3-Year Fixed	7.37%	80.3%	620	3%
3-Year Fixed Interest-only	6.60%	79.5%	662	1%
5-Year Fixed	6.98%	74.9%	645	1%
5-Year Fixed Interest-only	6.78%	78.9%	674	0%
15-Year Fixed	7.95%	74.3%	637	2%
30-Year Fixed	7.58%	77.9%	635	9%
30-Year Fixed Interest-only	7.49%	76.4%	648	0%
Other Products	9.85%	93.7%	673	2%

	7.66%	82.4%	625	100%